Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We do hereby consent to the use of our name in "Item 2. Properties" of the Annual Report on Form 10-K of Stone Energy Corporation (the "Company") for the year ended December 31, 2016, and to the incorporation by reference thereof into the Company’s previously filed Registration Statements on Form S-8 (Registration Nos. 033-67332, 333-51968, 333-64448, 333-87849, 333-107440, 333-160424, 333-174992, 333-206333 and 333-213641) and Form S-3 (Registration No. 333-207514) and to the inclusion of our report dated January 16, 2017, in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By: /s/ Danny D. Simmons
Name: Danny D. Simmons, P.E.
Title: President and Chief Operating Officer

Houston, Texas
February 23, 2017